Exhibit 99.1

CONTACT:
Travis Jacobsen - Media Relations 972.797.8751 travis.jacobsen@eds.com	Roxane Barry - Investor Relations 972.605. 6420 roxane.barry@eds.com

FOR RELEASE:  7:00 AM CENTRAL, FRIDAY, NOVEMBER 2, 2007

EDS Reports 2007 Third Quarter Results

  Third quarter adjusted EPS of 42 cents, up 75% versus a year ago
  Third quarter revenue of $5.63 billion, up 6% versus a year ago
  Third quarter contract signings of $5.7 billion, up 61% versus a year ago

PLANO, Texas - EDS today reported third quarter 2007 adjusted net income of $225 million, or 42 cents per diluted share, versus third quarter 2006 adjusted net income of $128 million, or 24 cents per diluted share.  See "GAAP Reconciliation" below for reported net income and earnings per share for third quarter 2007 and 2006.

Third quarter revenue increased 6 percent to $5.63 billion from $5.29 billion in the year-ago quarter(1).  Third quarter revenue increased 4 percent on an organic basis, which excludes the impact of currency fluctuations, acquisitions and divestitures.

"EDS posted solid results during the quarter and made significant strides to boost its long-term profitability and competitiveness," said Ron Rittenmeyer, president and chief executive officer. "Our earnings tracked to the high end of our guidance, our win rates continued to trend upward, and we announced a number of initiatives that will expand our presence in the highest value areas of the applications market."

Contract signings for the quarter represented the best third quarter signings performance in five years. EDS signed $5.7 billion in contracts versus $3.5 billion in the year-ago quarter.  This included eight contracts with values greater than $100 million with clients in the government, financial services, manufacturing and transportation industries.

Third quarter wins included a $630 million renewal with Sabre Holdings to provide a full range of IT services in support of Sabre's continued business transformation; a $489 million amendment to the UK Ministry of Defence (MoD) Defence Information Infrastructure contract to support the deployed military operations environment by creating a single, modernized MoD information infrastructure; and a $310 million renewal with the Commonwealth Bank of Australia.

Rittenmeyer added that the company's 2008 sales pipeline increased by more than 20 percent, year-over-year, with particular strength in financial services and government.

EDS also continued to expand its presence in applications, while adding significant capabilities in higher-margin services.

Applications-related revenue increased 9 percent versus the third quarter of 2006 and represented 31 percent of EDS' total revenue for the quarter.  Future contract opportunities also increased, as the company's applications pipeline rose more than 15 percent in the quarter versus the year-ago period.

To move its applications business further up the value chain, EDS recently announced the launch of its Global Testing Services offering and an agreement with long-time alliance partner SAP to develop a high-value, end-to-end SAP consulting practice. These two initiatives address what the company estimates to be an approximately $285 billion market opportunity.

EDS has also seen increasing market interest in its network services offerings, powered by the company's Global Services Network. The contract value for network service deals in the sales pipeline is up more than 60 percent since January of this year.

Third quarter 2007 operating margin was 6.4 percent on an adjusted basis versus 4.0 percent in the year-ago quarter (See discussion of adjusted operating margin under "Non-GAAP Financial Measures" below).

Free cash flow was $181 million in the third quarter of 2007 versus $171 million for the year-ago period (See discussion of free cash flow under "Non-GAAP Financial Measures" below).

"While we have made significant progress, work remains for EDS to reach its long-term goals, and we will not settle for the status quo," said Rittenmeyer. "Moving forward, our focus will be on improving our mix of higher-margin work, driving productivity and improving our working capital management."

GAAP Reconciliation

Reported third quarter 2007 net income was $225 million, or 42 cents per diluted share, in accordance with U.S. Generally Accepted Accounting Principles (GAAP), versus net income of $125 million, or 24 cents per diluted share, in the prior year's third quarter. A statement reconciling GAAP and adjusted results follows this release.

Third Quarter Results by Segment

  Americas: Third quarter revenue was $2.63 billion, up 2 percent compared to the prior-year period. Operating profit was $425 million, up 8 percent from $393 million in the prior-year period.
  EMEA: Third quarter revenue was $1.59 billion, up 3 percent compared to the prior-year period. Operating profit was $226 million, up 2 percent from $222 million in the prior-year period.
  Asia-Pacific: Third quarter revenue was $465 million, up 18 percent compared to the prior-year period, primarily due to India revenues. Operating profit was $49 million, down 5 percent from $51 million in the prior-year period.
  U.S. Government: Third quarter revenue was $710 million, up 4 percent compared to the prior-year period. Operating profit was $179 million, up 14 percent from $157 million in the prior-year period.

All segment comparisons are at constant currency, exclude corporate expenses, and include intersegment transactions.

2007 Guidance

Revenue of $22.0 billion to $22.5 billion.
Adjusted EPS of $1.55 to $1.60 (see discussion of adjusted EPS under Non-GAAP Financial Measures below).
Free cash flow of $900 million to $1 billion.
Updated total contract value of $21 billion to $23 billion.

Conference Call

EDS' earnings conference call will be broadcast live on the Internet today at 8:00 a.m. Central time (9:00 a.m. Eastern).  To access the call and view related financial information, go to www.eds.com/call.  The call and financial information will be archived for 30 days at www.eds.com/call.

(1)Excludes discontinued operations for all periods presented.

About EDS

EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients.  EDS founded the information technology outsourcing industry 45 years ago.  Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world.  Learn more at eds.com.

The statements in this news release that are not historical statements, including statements regarding the amount of new contract values, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond EDS' control, which could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see EDS' most recent Form 10-K. EDS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to GAAP results, EDS discloses the non-GAAP measures of adjusted operating margin, net income, and earnings per share (EPS), and free cash flow.

Adjusted operating margin, net income and EPS exclude the impact of certain amounts, specifically earnings/losses from discontinued operations net of taxes, gains and losses from divestitures, reversals of previously recognized restructuring expense, charges to earnings attributable to early retirement offers, and other identified items that management believes are not reflective of EDS' core operating business.  Such amounts may have a material impact on EDS' operating margin, net income and EPS. Refer to the Reconciliation of GAAP Results to Adjusted Results below for a reconciliation of GAAP results to adjusted results for the three and nine months ended September 30, 2007 and 2006.

EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. Free cash flow excludes items that are actual expenses that impact cash available to EDS for other uses and should not be considered a measure of liquidity or an alternative to the cash flow measurements required by GAAP, such as net cash provided by operating activities or net increase/decrease in cash and cash equivalents.  Refer to the Reconciliation of Free Cash Flow to Net Change in Cash and Cash Equivalents below for a reconciliation of free cash flow to the net decrease in cash and cash equivalents for the nine months ended September 30, 2007 and 2006.

EDS may not define adjusted operating margin, net income, EPS or free cash flow in the same manner as other companies and, accordingly, the amounts reported by EDS for such measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures are a supplement to, and not a replacement for, GAAP financial measures. To gain a complete picture of EDS' performance, management does (and investors should) rely on EDS' GAAP financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

UNAUDITED SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues(1)(2)	$5,629	$5,292	$16,302	$15,564

Costs and expenses
Cost of revenues	4,791	4,625	14,044	13,743
Selling, general and administrative	476	453	1,398	1,379
Other operating (income) expense	-	(1)	(1)	(6)
Total costs and expenses, net	5,267	5,077	15,441	15,116

Operating income	362	215	861	448

Interest expense	(56)	(58)	(169)	(181)
Interest income and other, net	52	59	126	134
Other income (expense), net	(4)	1	(43)	(47)

Income from continuing operations before income taxes	358	216	818	401

Provision for income taxes	133	86	284	129
Income from continuing operations	225	130	534	272
Loss from discontinued operations, net of income taxes(3)	-	(5)	(7)	(19)
Net income(4)	$225	$125	$527	$253

Basic earnings per share
Income from continuing operations	$0.44	$0.25	$1.04	$0.53
Loss from discontinued operations	-	(0.01)	(0.01)	(0.04)
Net income	$0.44	$0.24	$1.03	$0.49

Diluted earnings per share
Income from continuing operations	$0.42	$0.25	$1.01	$0.52
Loss from discontinued operations	-	(0.01)	(0.01)	(0.04)
Net income(4)	$0.42	$0.24	$1.00	$0.48

Weighted-average shares outstanding
Basic earnings per share	511	517	512	519
Diluted earnings per share	541	546	543	529

Cash dividends per share	$0.05	$0.05	$0.15	$0.15

Refer to the following page for accompanying notes to the unaudited summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED SUMMARY OF RESULTS OF OPERATIONS

(1)	Revenues for the three and nine months ended September 30, 2007 includes $125 million and $225 million, respectively, related to the termination of the Company's IT services contract with Verizon.
(2)

Revenues for the nine months ended September 30, 2006 includes product revenue for dedicated equipment approximately $116 million related to a modification of the Company's contract with the Department of Navy, which includes the U.S. Navy and Marine Corps.

(3)

Discontinued operations is comprised primarily of the net results of A.T. Kearney which was sold in January 2006 and the maintenance, repair and operations (MRO) management services business which was sold in March 2007.

(4)

Adjusted net income was $225 million, or $0.42 per diluted share, for the three months ended September 30, 2007, compared with $128 million, or $0.24 per share, for the three months ended September 30, 2006. Refer to "Non-GAAP Financial Measures" for a definition of adjusted net income and adjusted earnings per share, and "Reconciliation of GAAP Earnings to Adjusted Earnings" for a reconciliation of net income and diluted earnings per share to adjusted net income and diluted earnings per share.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net income	$225	$125	$527	$253
Adjusting items, pre-tax:
Restructuring reversal	-	(1)	(1)	(5)
Net gain on divestitures	-	-	-	(1)
Tax effect of adjusting items	-	-	-	2
Adjusting items, net of income taxes	-	(1)	(1)	(4)
Loss from discontinued operations	-	5	7	19
Other, rounding	-	(1)	-	-
Adjusted net income	$225	$128	$533	$268

Diluted earnings per share
Net income	$0.42	$0.24	$1.00	$0.48
Adjusting items	-	-	-	(0.01)
Loss from discontinued operations	-	0.01	0.01	0.04
Other, rounding	-	(0.01)	-	-
Adjusted net income	$0.42	$0.24	$1.01	$0.51

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

UNAUDITED SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	September 30,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$3,062	$2,972
Marketable securities	46	45
Accounts receivable, net	3,912	3,647
Prepaids and other	880	866
Deferred income taxes	627	727
Total current assets	8,527	8,257

Property and equipment, net	2,435	2,179
Deferred contract costs, net	985	807
Investments and other assets	665	636
Goodwill	4,659	4,365
Other intangible assets, net	829	749
Deferred income taxes	826	961
Total assets	$18,926	$17,954

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$689	$677
Accrued liabilities	2,627	2,689
Deferred revenue	1,535	1,669
Income taxes	148	72
Current portion of long-term debt	155	127
Total current liabilities	5,154	5,234

Pension benefit liability	1,598	1,404
Long-term debt, less current portion	3,170	2,965
Minority interests and other long-term liabilities	427	455
Shareholders' equity	8,577	7,896
Total liabilities and shareholders' equity	$18,926	$17,954

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

UNAUDITED SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Nine Months Ended
	September 30,
	2007	2006
Net cash provided by operating activities(1)	$1,183	$1,196

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	-	1,985
Proceeds from investments and other assets	63	216
Net proceeds (payments) from divested assets and non- marketable equity securities	53	(11)
Net proceeds from real estate sales	28	49
Payments for purchases of property and equipment	(531)	(510)
Payments for investments and other assets	-	(37)
Payments for acquisitions, net of cash acquired, and non- marketable equity securities	(40)	(352)
Payments for purchases of software and other intangibles	(313)	(338)
Payments for purchases of marketable securities	(3)	(1,483)
Other	24	28
Net cash used in investing activities	(719)	(453)

Cash Flows from Financing Activities
Proceeds from long-term debt	5	-
Payments on long-term debt	(10)	(209)
Capital lease payments	(125)	(109)
Purchase of treasury stock	(334)	(502)
Employee stock transactions	142	203
Dividends paid	(77)	(78)
Other	13	14
Net cash used in financing activities	(386)	(681)
Effect of exchange rate changes on cash and cash equivalents	12	(1)
Net increase (decrease) in cash and cash equivalents	90	61
Cash and cash equivalents at beginning of period	2,972	1,899
Cash and cash equivalents at end of period	$3,062	$1,960

(1)   Depreciation and amortization and deferred cost charges were $1,058 million and $973 million for the nine months ended September 30, 2007 and 2006, respectively.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND
CASH EQUIVALENTS

(in millions)

	Nine Months Ended
	September 30,
	2007	2006
Net cash provided by operating activities	$1,183	$1,196

Capital expenditures:
Proceeds from investments and other assets	63	216
Net proceeds from real estate sales	28	49
Payments for purchases of property and equipment	(531)	(510)
Payments for investments and other assets	-	(37)
Payments for purchases of software and other intangibles	(313)	(338)
Other investing activities	24	28
Capital lease payments	(125)	(109)
Total net capital expenditures	(854)	(701)
Free cash flow	329	495

Other investing and financing activities:
Proceeds from sales of marketable securities	-	1,985
Net proceeds (payments) from divested assets and non- marketable equity securities	53	(11)
Payments for acquisitions, net of cash acquired, and non- marketable equity securities	(40)	(352)
Payments for purchases of marketable securities	(3)	(1,483)
Proceeds from long-term debt	5	-
Payments on long-term debt	(10)	(209)
Purchase of treasury stock	(334)	(502)
Employee stock transactions	142	203
Dividends paid	(77)	(78)
Other financing activities	13	14
Effect of exchange rate changes on cash and cash equivalents	12	(1)
Net increase in cash and cash equivalents	$90	$61